Exhibit 10.52

Vince, LLC

1441 Broadway, 6th Floor

New York, NY 10018

April 5, 2013

Michele Sizemore

320 West 15th Street

New York, NY 10011

Dear Michele:

I am pleased to offer you the position of Senior Vice President of Operations at Vince, LLC (the “Company” or “Vince”). I look forward to your many contributions as we successfully grow our Company. The terms of the employment offer are as follows:

Your employment will commence as of May 15, 2013 and shall continue on an employment at will basis.

Duties and Responsibilities

Your duties and responsibilities will include all the duties and responsibilities customarily associated with the position of Senior Vice President of Operations, including but not limited to sourcing, manufacturing, production, quality assurance, customer service, compliance, operational planning and analysis, technical design, logistics, distribution and such other duties and responsibilities as assigned to you. You will report to the Chief Executive Officer of Vince.

Compensation Package

Your annual base salary will be $500,000. You will receive a one-time sign-on bonus in the amount of $100,000, payable to you within 30 days of your start date. Should you voluntarily terminate your employment within one year of your start date, you shall repay a prorata amount of the sign-on bonus. You will also participate in the annual cash bonus plan which will provide you with a bonus opportunity targeted at 50% of your annual base salary based upon the attainment of one or more pre-established financial-based performance goals for Vince (and its affiliates) established by the Board of Managers. The maximum bonus potential is equal to 100% of your annual base salary. For fiscal year 2013 your bonus will be guaranteed to be a minimum of $250,000, provided you are employed by the Company when bonuses are paid. Your bonus will be paid to you in accordance with the terms of the Company’s bonus plan.

Equity Package

Subject to the final approval of the Board of Directors of Kellwood Company (“Kellwood”), you will have an opportunity to participate in the stock option plan adopted by Kellwood. You will be awarded options to acquire 2,000 shares of common stock of Kellwood that are outstanding as of the date of the grant, on a pre-diluted basis at an exercise price equal to the fair market value of the stock on the date the options are granted. Such options will be subject to the terms and conditions of the stock option plan and the grant agreement and will vest over a five year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of your first day of

Michele Sizemore

April 5, 2013

employment with the Company; provided if you are terminated without cause within the first 12 months of your start date, the first year vesting percentage shall be deemed to have vested proportionally for the period of time you were employed during the first 12 months.

Relocation Policy

The Company will pay (or reimburse you for) the reasonable costs to relocate to the Los Angeles area in accordance with the Company’s executive relocation policy; provided such relocation expenses shall not exceed $50,000. If within one year following the date of your employment you voluntarily terminate your employment with the Company, you shall repay to the Company the full amount of any relocation expenses paid on your behalf or reimbursed to you.

Benefits

You will be entitled to participate in and receive benefits under any existing employee benefit plans or similar arrangements generally available for employees as such benefits may change from time to time, including medical, dental, 401k, disability, and life insurance. You will accrue four (4) weeks of vacation per annum and all paid holidays in accordance with the Company’s standard vacation and holiday policies.

You may be requested, from time to time, and for reasonable periods of time, to travel and all travel will be at the sole cost of the Company and will be paid or reimbursed by the Company in accordance with the Company’s Travel & Entertainment Policy as in effect from time to time; provided however that you will be entitled to business class airfare for international flights.

Severance

If your employment is terminated by the Company without “cause” (as such term will be defined in the Kellwood equity incentive plan), or if the Company relocates the design studio outside of California and you and the Company cannot mutually agree on your relocation or commuting, then subject to the execution of a satisfactory release by you, you will receive:

•	Base salary continuation (in accordance with the Company’s payroll practice as in effect at the time of your termination) equivalent to twelve months or until other employment is secured; and

•	If you are, as of the termination date, enrolled in the Company’s medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period (maximum of twelve months) or, at the company’s option, coverage under another medical and/or dental plan.

Your salary continuation and other benefits will start being paid (or provided) to you on the first pay period following the 60th day after your termination, provided the standard waiver and release of claims has been executed and returned to the Company and any revocation period of such standard release and waiver has expired (with the initial payment to include any unpaid payments from the date of termination to the first payment date). Upon any termination, you shall have a duty to mitigate damages and costs to the Company.

Michele Sizemore

April 5, 2013

Should you choose to voluntarily resign your position you agree to provide the Company with 90 days prior written notice.

Restrictive Covenants

Non-Compete. During your employment and for a period of 12 months thereafter you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, or participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference. During your employment and for a period of 12 month thereafter you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of Vince or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Vince or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between Vince or any of its affiliates and their respective customers, suppliers, vendors, joint venturers, distribution partners, franchisees, licensors, licensees or any other business relation of Vince or its affiliates. Any person described subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of six (6) months thereafter, unless such person’s employment has been terminated by Vince.

Non-disparagement. You shall not make any negative comments or otherwise disparage Vince or any of its affiliates or any of Vince’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide Vince with notice of subpoena and opportunity to respond.

Miscellaneous

Please be advised that the offer is contingent upon the favorable outcome of security, background and reference checks. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered to us an effective waiver thereof). By signing

Michele Sizemore

April 5, 2013

below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.

Compliance with Law

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Conclusion

This offer letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior understandings, negotiations and discussions, whether oral or written, with regard thereto.

I am excited about you joining our team and look forward to working with you.

Please sign a copy of this letter to acknowledge your agreement with its conditions and return it to me as soon as possible.

Sincerely,

Jill Granoff

Chief Executive Officer

Accepted

Michele Sizemore

Michele Sizemore

4/10/2013

Date